FOR IMMEDIATE RELEASE
September 24, 2002


CONTACT: Eddie L. Dunklebarger, Chairman, President and CEO
                  (717) 920-1698


                         COMMUNITY BANKS ANNOUNCES PLANS
                           TO SERVE NORTHERN MARYLAND

Harrisburg, PA - CommunityBanks, Inc. (Listed on NASDAQ-CMTY) announced today intentions to open its first two Carroll County, Maryland banking offices, subject to regulatory approvals. The first new office, expected to open November 2002, will be located at 4501 Hanover Pike in Manchester, Maryland, and will offer drive-up banking and a 24 hour drive-up ATM.

According to Eddie L. Dunklebarger, Chairman, President and CEO of CommunityBanks, Inc., "We are excited to extend our community banking services to the growing Carroll County community. The Manchester office will also provide another convenient banking location for our existing customers who commute or travel to northern Maryland."

CommunityBanks also announced today that it has entered into an agreement to lease a full-service banking facility located at 309 Woodward Drive in Westminster, MD, Carroll County. Subject to regulatory approvals, the Westminster office is expected to open in the Spring of 2003.

These two Carroll County offices represent the initial phase of CommunityBanks' expansion into the vibrant, growing communities of northern Maryland. "We recognize that central Pennsylvania and northern Maryland share common cultural ties and we view Carroll County as the natural extension of our Hanover/Adams Region. We firmly believe our formula for community banking will be warmly embraced in northern Maryland," said Dunklebarger.

CommunityBanks, Inc. is financial holding company based in Harrisburg, PA. Its primary subisidary, CommunityBanks, is a full-service community banking organization, operating 41 banking offices in central and northeastern Pennsylvania, as well as 90 onsite and remote ATMs. In addition to retail and commercial banking services, CommunityBanks offers complete trust, investment and title services.